Exhibit 99.1

LEAPFROG REPORTS 2011 NET INCOME INCREASED FOURFOLD

Expects Continued Growth in 2012

EMERYVILLE, Calif.—February 9, 2012—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the fourth quarter and full year ended December 31, 2011.

Highlights of fourth quarter 2011 results compared to fourth quarter 2010 results:

•	Consolidated net sales were $210 million, up 11%.
•	Income from operations was $34 million, up 26%.
•	Net income was $33 million, up 30%.
•	Net income per diluted share was $0.49, up 29%.

Highlights of full year 2011 results compared to full year 2010 results:

•	Consolidated net sales were $455 million, up 5%.
•	Income from operations was $24 million, three times higher than a year ago.
•	Net income was $20 million, four times higher than a year ago.
•	Net income per diluted share was $0.30, nearly four times higher than a year ago.
•	Operating cash flow improved by $93 million.
•	U.S. retail point-of-sale, or POS, dollars[1] were up 10% for the 52-weeks ended December 31, 2011 compared to the 52-weeks ended January 1, 2011.

“We delivered solid earnings and cash flow growth in 2011 due to the strong performance of new platforms and content, international growth, and improved operational management,” said John Barbour, Chief Executive Officer. “LeapFrog has more than 16 years’ heritage of creating award-winning educational entertainment for children. In 2011, we successfully launched another exciting platform, LeapPad™, a revolutionary children’s learning tablet that offers more than 100 pieces of rich, educational digital content. With LeapPad and Leapster Explorer™, we are building a deep base of multimedia learning platforms that offers strong distribution opportunities for our in-house developed educational content and the wide selection of curated third-party content that we introduced in the fourth quarter of 2011. With LeapPad, we further strengthened our leading platform portfolio and are transforming from being a creator of educational entertainment to being both a creator and a distributor of educational entertainment.”

Financial Overview for the Fourth Quarter 2011 Compared to the Fourth Quarter 2010

Fourth quarter 2011 net sales were $210 million, up 11% compared to $190 million last year, and were not materially impacted by changes in currency exchange rates. Net sales growth was primarily driven by LeapPad and sales of its associated content. Fourth quarter 2011 net sales increased 6% in the U.S. segment and increased 32% in the international segment, with international segment net sales including unfavorable changes in currency exchange rates of two percentage points. Gross profit was $94 million for the quarter, up 9% to a year ago. Gross margin was 44.5% for the fourth quarter 2011, down 70 basis points compared to a year ago. Income from operations was $34 million for the fourth quarter 2011, up 26% compared to $27 million a year ago.

1 Please see Retail Point-of-Sale Dollars below for an explanation of this operating metric.

LeapFrog Enterprises, Inc.

Financial Overview for the Full Year 2011 Compared to the Full Year 2010

Full year 2011 net sales were $455 million, up 5% compared to $433 million last year, and were not materially impacted by changes in currency exchange rates. Net sales growth was primarily driven by LeapPad and sales of its associated content. Net sales in the U.S. segment were essentially flat as a result of the impact of high levels of retail inventory from 2010 carrying over into 2011 and the decline of an older platform. Retail point-of-sale, or POS, dollars, however, increased 10% in the U.S. for the year. Net sales in the international segment increased 28%, including favorable changes in currency exchange rates of two percentage points. Gross profit was $186 million for the year, up 4% to a year ago. Gross margin was 40.9% for 2011, down 50 basis points compared to the prior year. Income from operations was $24 million for the year, up threefold compared to $8 million in the prior year.

“We executed against our stated goal for the year of driving significant earnings growth through operating efficiencies and diligent expense control,” said Mark Etnyre, Chief Financial Officer. “As a result of executing against these goals, and the increase in our net sales, our net income increased fourfold in 2011 compared to 2010. We expect continued strong earnings growth in 2012 to be driven by net sales growth in both our U.S. and international segments and prudent operating expense management.”

Guidance

For the full year 2012, we expect:

•	Net sales to increase by 6% to 8% compared to 2011.
•	Net income per diluted share to be in the range of $0.40 to $0.45.

For the first quarter of 2012, we expect:

•	Net sales to increase by 20% to 30% compared to the first quarter of 2011.
•	Net loss per share to be in the range of $0.26 to $0.30, compared to a net loss per share of $0.34 in the first quarter of 2011.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss fourth quarter and full year 2011 financial results on February 9, 2012, at 2:00 p.m. Pacific Standard Time (5:00 p.m. Eastern Standard Time). The conference call will be webcast and can be accessed at LeapFrog's investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request conference ID 48725351. A replay of the call will be available for one month. To access the replay, please dial (404) 537-3406 and use conference ID 48725351.

LeapFrog Enterprises, Inc.

Description of Retail Point-of-Sale Dollars

Retail point-of-sale, or POS, dollars is a non-audited operating metric that represents a measure of U.S. retailers’ sales of LeapFrog products to consumers. Retail point-of-sale dollars differs significantly from LeapFrog’s reported net sales, which reflect all products sold by LeapFrog to its retailer customers in all markets and also includes other sources of revenue. The point-of-sale data, based on retail prices, is provided to LeapFrog by retailers and also includes sales through online retailers and our online retail store at LeapFrog.com. LeapFrog believes this represents approximately 95% of our U.S. retailers’ dollar sales of LeapFrog products to consumers, based on historical shipments by us to such retailers. LeapFrog management uses point-of-sale data to evaluate the retail channel sales environment and develop net sales forecasts. Results for retail point-of-sale dollars are for the 52 weeks ended December 31, 2011 and the 52 weeks ended January 1, 2011.

About LeapFrog

LeapFrog Enterprises, Inc. is an education innovator and leading developer of educational entertainment for children. LeapFrog’s award-winning product portfolio is designed to help every child achieve his or her potential by delivering best-in-class curriculum through engaging content, age-appropriate technology-based platforms, and toys.  The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers product recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for school and life success.  LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms.  LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at www.leapfrog.com.

NOTE: LEAPFROG, the LeapFrog logo, LEAPPAD, and LEAPSTER EXPLORER are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include, without limitation, statements regarding anticipated financial results (including net sales, earnings growth, operating expense management, and net income (loss) per share) and the market position of the LeapPad. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include, without limitation, highly changeable consumer preferences and toy trends, our ability to achieve anticipated sales levels, the overall economic environment and its effect on retail business, the seasonality of our business, introductions of products that compete with our platforms by a variety of other companies, our ability to respond quickly and cost effectively to changes in manufacturing costs and in consumer demand for our products, our ability to manage operating expenses effectively, and our ability to provide high-quality experiences to consumers with all of our products and services. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2010 annual report on Form 10-K filed on February 22, 2011.  All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

LeapFrog Enterprises, Inc.

Contact Information

Investors:	Media:

Karen Sansot	Kathryn Green
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3405

LeapFrog Enterprises, Inc. Page 5 of 8
LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net sales	$210,210	$189,789	$455,140	$432,564
Cost of sales	116,603	103,980	268,988	253,590
Gross profit	93,607	85,809	186,152	178,974

Operating expenses:
Selling, general and administrative	21,972	18,303	77,984	77,287
Research and development	9,136	8,497	33,784	33,385
Advertising	25,909	29,533	39,526	49,314
Depreciation and amortization	2,900	2,679	11,161	11,183
Total operating expenses	59,917	59,012	162,455	171,169
Income from operations	33,690	26,797	23,697	7,805

Other income (expense):
Interest income	32	27	136	203
Interest expense	(157)	(201)	(259)	(243)
Other, net	(334)	(587)	(4,809)	(1,790)
Total other income (expense), net	(459)	(761)	(4,932)	(1,830)
Income before income taxes	33,231	26,036	18,765	5,975
Provision for (benefit from) income taxes	421	742	(1,137)	1,030
Net income	$32,810	$25,294	$19,902	$4,945

Net income per share:
Class A and B - basic	$0.50	$0.39	$0.30	$0.08
Class A and B - diluted	$0.49	$0.38	$0.30	$0.08

Weighted average shares used to calculate net income
per share:
Class A and B - basic	65,888	64,656	65,406	64,368
Class A and B - diluted	66,711	66,142	66,332	65,627

LeapFrog Enterprises, Inc. Page 6 of 8

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)
	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$71,863	$19,479
Accounts receivable, net of allowances for doubtful accounts of $659 and $776, respectively	157,418	157,646
Inventories	34,288	47,455
Prepaid expenses and other current assets	8,078	8,321
Deferred income taxes	983	1,678
Total current assets	272,630	234,579
Long-term investments	2,681	2,681
Deferred income taxes	1,311	989
Property and equipment, net	17,881	15,059
Capitalized product costs, net	12,511	13,184
Goodwill	19,549	19,549
Other intangible assets, net	3,350	5,653
Other assets	1,119	1,786
Total assets	$331,032	$293,480

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,629	$31,390
Accrued liabilities	50,380	41,425
Income taxes payable	377	167
Total current liabilities	85,386	72,982
Long-term deferred income taxes	3,542	3,199
Other long-term liabilities	9,360	11,734
Stockholders' equity:
Class A Common Stock, par value $0.0001;
Authorized - 139,500 shares; Issued and outstanding: 54,923 and 43,783, respectively	6	5
Class B Common Stock, par value $0.0001;
Authorized - 40,500 shares; Issued and outstanding: 11,113 and 20,961, respectively	1	2
Treasury stock	(185)	(185)
Additional paid-in capital	395,627	387,833
Accumulated other comprehensive income	(225)	292
Accumulated deficit	(162,480)	(182,382)
Total stockholders’ equity	232,744	205,565
Total liabilities and stockholders’ equity	$331,032	$293,480

LeapFrog Enterprises, Inc. Page 7 of 8

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Operating activities:
Net income	$32,810	$25,294	$19,902	$4,945
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,485	5,852	19,995	20,337
Deferred income taxes	198	583	373	662
Stock-based compensation expense	1,498	1,726	5,562	6,172
Gain on sale of long-term investments	—	(454)	—	(454)
Loss on disposal of long-term assets	6	117	14	117
Allowance for doubtful accounts	245	63	417	355
Other changes in operating assets and liabilities:
Accounts receivable, net	(21,612)	(20,562)	(481)	(10,334)
Inventories	36,012	35,624	13,006	(19,178)
Prepaid expenses and other current assets	(5)	2,044	214	(924)
Other assets	722	63	667	1,248
Accounts payable	(23,175)	(57,066)	3,293	(26,980)
Accrued liabilities	17,453	8,154	9,043	1,512
Long-term liabilities	(44)	(525)	(2,053)	(38)
Income taxes payable	4	(357)	210	(75)
Other	—	(199)	—	—
Net cash provided by (used in) operating activities	49,597	357	70,162	(22,635)
Investing activities:
Purchases of property and equipment	(2,363)	(2,043)	(11,732)	(9,547)
Capitalization of product costs	(1,803)	(1,726)	(8,122)	(7,617)
Purchases of intangible assets	—	—	—	(5,335)
Disposal of property and equipment	—	—	67	—
Sale of investments	—	259	—	1,263
Other	—	—	(65)	—
Net cash used in investing activities	(4,166)	(3,510)	(19,852)	(21,236)
Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	980	713	3,029	1,883
Net cash paid for payroll taxes on restricted stock unit releases	(80)	(4)	(797)	(262)
Borrowing on line of credit	35,000	42,000	35,000	42,000
Paydown on line of credit	(35,000)	(42,000)	(35,000)	(42,000)
Net cash provided by financing activities	900	709	2,232	1,621
Effect of exchange rate changes on cash	(131)	125	(158)	117
Net change in cash and cash equivalents	46,200	(2,319)	52,384	(42,133)
Cash and cash equivalents, beginning of period	25,663	21,798	19,479	61,612
Cash and cash equivalents, end of period	$71,863	$19,479	$71,863	$19,479

LeapFrog Enterprises, Inc. Page 8 of 8

LEAPFROG ENTERPRISES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net sales	$210,210	$189,789	$455,140	$432,564
Cost of sales (1)	116,603	103,980	268,988	253,590
Gross profit	93,607	85,809	186,152	178,974

Operating expenses: (2) (3)
Selling, general and administrative	21,972	18,303	77,984	77,287
Research and development	9,136	8,497	33,784	33,385
Advertising	25,909	29,533	39,526	49,314
Depreciation and amortization	2,900	2,679	11,161	11,183
Total operating expenses	59,917	59,012	162,455	171,169
Income from operations	33,690	26,797	23,697	7,805

Other income (expense):
Interest income	32	27	136	203
Interest expense	(157)	(201)	(259)	(243)
Other, net	(334)	(587)	(4,809)	(1,790)
Total other income (expense), net	(459)	(761)	(4,932)	(1,830)
Income before income taxes	33,231	26,036	18,765	5,975
Provision for (benefit from) income taxes	421	742	(1,137)	1,030
Net income	$32,810	$25,294	$19,902	$4,945

_________

(1)	Includes depreciation and amortization	2,585	3,173	8,834	9,154

(2)	Includes stock-based compensation as follows:
	Selling, general and administrative	1,392	1,365	4,877	4,887
	Research and development	106	361	685	1,285

(3)	Includes severance costs as follows:
	Selling, general and administrative	7	263	2,429	700
	Research and development	—	223	22	510

Segment data:
Net sales:
	U.S. segment	160,601	152,197	342,050	344,296
	International segment	49,609	37,592	113,090	88,268

Income (loss) from operations*:
	U.S. segment	23,313	20,407	5,553	(3,022)
	International segment	10,377	6,390	18,144	10,827
_________
*	Certain corporate-level operating expenses associated with sales and marketing, product support, human resources, legal, finance, information technology, corporate development, procurement activities, research and development, legal settlements and other corporate costs are charged entirely to our U.S. segment, rather than being allocated between the U.S. and International segments.
	All related prior period financial data has been recast to conform to the current presentation.